Exhibit 12

W HOLDING COMPANY, INC.
COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three Months
	Ended March 31,		Year Ended December 31,

	2002		2001		2000		1999		1998		1997

	(DOLLARS IN THOUSANDS)
INCLUDING INTEREST ON DEPOSITS
EARNINGS:
PRETAX INCOME FROM CONTINUING OPERATIONS	$22,119		$70,659		$50,402		$46,604		$35,587		$28,597
PLUS:
FIXED CHARGES (EXCLUDING CAPITALIZED INTEREST)	52,319		220,207		193,971		132,458		85,815		58,283

TOTAL EARNINGS	$74,438		$290,866		$244,373		$179,062		$121,402		$86,880

FIXED CHARGES:
INTEREST EXPENSE	$51,792		$218,269		$192,137		$130,806		$84,308		$57,198
NET RENTAL EXPENSES	527		1,938		1,834		1,652		1,507		1,085
AMORTIZATION OF DEBT ISSUANCE EXPENSE	—		—		—		—		—		—
CAPITALIZED INTEREST	—		—		—		—		—		—

TOTAL FIXED CHARGES BEFORE PREFERRED DIVIDENDS	52,319		220,207		193,971		132,458		85,815		58,283
PREFERRED DIVIDEND REQUIREMENTS	3,326		10,264		5,799		4,307		1,091		(1)
RATIO OF PRE-TAX INCOME TO NET INCOME(2)	1.24	x	1.14	x	1.13	x	1.26	x	1.24	x	—

PREFERRED DIVIDEND FACTOR	4,138		11,668		6,555		5,407		1,353		—
TOTAL FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	$56,457		$231,875		$200,526		$137,865		$87,168		$58,283

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	1.32	x	1.25	x	1.22	x	1.30	x	1.39	x	1.49	x

(1) No preferred stock was outstanding in 1997.
(2) “Ratio of pre-tax income to net income” refers to the amount of pre-tax earnings required to pay dividends on preferred stock, calculated as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations), expressed as the factors shown in the table.

W HOLDING COMPANY, INC.
COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three Months
	Ended March 31,		Year Ended December 31,

	2002		2001		2000		1999		1998		1997

	(DOLLARS IN THOUSANDS)
EXCLUDING INTEREST ON DEPOSITS
EARNINGS:
PRETAX INCOME FROM CONTINUING OPERATIONS	$22,119		$70,659		$50,402		$46,604		$35,587		$28,597
PLUS:
FIXED CHARGES (EXCLUDING CAPITALIZED INTEREST)	25,420		90,531		66,331		41,904		28,082		19,731

TOTAL EARNINGS	$47,539		$161,190		$116,733		$88,508		$63,669		$48,328

FIXED CHARGES:
INTEREST EXPENSE	$24,893		$88,593		$64,497		$40,252		$26,575		$18,646
NET RENTAL EXPENSES	527		1,938		1,834		1,652		1,507		1,085
AMORTIZATION OF DEBT ISSUANCE EXPENSE	—		—		—		—		—		—
CAPITALIZED INTEREST	—		—		—		—		—		—

TOTAL FIXED CHARGES BEFORE PREFERRED DIVIDENDS	25,420		90,531		66,331		41,904		28,082		19,731
PREFERRED DIVIDEND REQUIREMENTS	3,326		10,264		5,799		4,307		1,091		(1)
RATIO OF PRE TAX INCOME TO NET INCOME (2)	1.24	x	1.14	x	1.13	x	1.26	x	1.24	x	—

PREFERRED DIVIDEND FACTOR	4,138		11,668		6,555		5,407		1,353		—
TOTAL FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	$29,558		$102,199		$72,886		$47,311		$29,435		$19,731

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	1.61	x	1.58	x	1.60	x	1.87	x	2.16	x	2.45	x

(1) No preferred stock was outstanding in 1997.
(2) “Ratio of pre-tax income to net income” refers to the amount of pre-tax earnings required to pay dividends on preferred stock, calculated as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations), expressed as the factors shown in the table.